Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”), dated for identification purposes only February 24, 2015, is made and entered into by and between Martin Shephard, Trustee of the Shephard Family Trust of 1998 (“Landlord”), and Point.360, a California corporation (“Tenant”).

Recitals

A. Landlord and Tenant are parties to that certain Multi-Tenant Industrial Net Lease dated as of March 17, 2004 (the “Lease”), covering that certain premises located at 12421 W. Olympic Boulevard, Los Angeles, California 90064 (the “Premises”). All capitalized terms used herein and not otherwise defined shall have the same meanings as in the Lease.

B. The term of the Lease is scheduled to expire on May 31, 2019.

C. Landlord and Tenant desire to confirm the early termination of the Lease effective as of the Termination Date (as defined below), all upon and subject to the terms and conditions set forth below.

Agreement

In consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to terminate the Lease as follows:

1. Agreement to Terminate Lease. Subject to terms and conditions set forth below, effective as of the Termination Date, Landlord and Tenant agree that (i) the Lease shall terminate as if such date were the date set forth in the Lease for the expiration of the term thereof, and (ii) Tenant shall terminate, transfer, assign and surrender to Landlord all of Tenant’s right, title and interest in, to and under the Lease and the Premises, and shall remove its furniture, trade fixtures and equipment as permitted under the Lease. As used herein, the term “Termination Date” means February 28, 2015. Tenant agrees to leave all the improvements, parts and surfaces of the Premises in broom clean condition and free of any debris, but otherwise in an “as-is” condition.

2. Security Deposit. Landlord shall return the Security Deposit in the amount of $17,378.00 to Tenant within thirty (30) days following the Termination Date, except to the extent Landlord is entitled to use or apply the same pursuant to the terms of the Lease.

3. Release.

3.1 Effective as of the Termination Date, Tenant hereby releases Landlord from and against any and all claims, controversies, obligations, demands, liabilities, causes of action, damages, costs, losses and expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) arising out of or in connection with the Premises and/or the Lease. Tenant agrees that there is a risk that after the Termination Date, Tenant may suffer losses or damages which are unknown or unanticipated as of the Termination Date. Tenant hereby assumes said risk and agrees that the release contained in this Section 3.1 shall apply to all unknown or unanticipated claims, obligations and liabilities, as well as those known and anticipated.

1

3.2 Tenant agrees that there is a risk that, subsequent to the execution of this Agreement including the release set forth in Section 3.1 above, Tenant will suffer losses or damages which are unknown or unanticipated as of the date hereof. Tenant hereby assumes said risk and agrees that the releases contained in this Section 3 shall apply to all unknown or unanticipated claims, obligations and liabilities, as well as those known and anticipated. Upon advice of independent legal counsel, Tenant hereby waives any and all rights Tenant may have under California Civil Code §1542, which Section has been duly explained to Tenant by its counsel, and which reads as follows:

“A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

__/s/AS____________________
Tenant’s Initials

3.3 Notwithstanding anything herein to the contrary, Sections 3.1 and 3.2 shall not affect any of Landlord’s covenants set forth in this Agreement.

4. Representations and Warranties; Indemnity.

4.1 Tenant hereby represents and warrants to Landlord the following: (i) Tenant has not, either voluntarily or by operation of law, heretofore assigned or transferred all or any portion of Tenant’s right, title and interest in and to the Lease; (ii) this Agreement has been duly executed by Tenant; (iii) no consent or approval of any other party is required for this Agreement to constitute a legal, valid and binding obligation of Tenant; and (iv) to Tenant’s knowledge, there are no pending or threatened Claims by any third parties arising out of or in connection with the Lease or the Premises.

4.2 Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Claims arising out of or in connection with a breach of Tenant’s representations and warranties set forth in Section 4.1 above.

4.3 Landlord hereby represents and warrants that, to the actual knowledge of Martin Shephard and/or Richard Shephard (without any duty of investigation or inquiry of any kind) and except for any Common Area Operating Expenses (as defined in the Lease) outstanding as of the date hereof, Landlord is not aware of any Claims against Tenant as of the date of this Agreement.

2

5. Attorneys’ Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise involving this Agreement, the court in such action shall award a reasonable sum as attorneys’ fees to the party who, in light of issues litigated and the court’s decisions on those issues, was more successful in the action.

6. Miscellaneous.

6.1 Partial Illegality. The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances and any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

6.2 Successors and Assigns. The provisions of this Agreement, including, without limitation, the provisions of Section 3, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

6.3 No Third Party Beneficiary. Nothing contained in this Agreement is intended to or shall be deemed to benefit any third party or give any third party the right to enforce any right provided for hereunder.

6.4 California Law. This Agreement shall be governed by and construed in accordance with California law.

6.5 Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. A counterpart transmitted by facsimile shall be deemed an original for all purposes.

[Signature Page Follows Immediately]

3

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Agreement as of the date first set forth above.

LANDLORD:

THE SHEPHARD FAMILY TRUST OF 1998

By:	/s/ Martin Shephard
Name:	Martin Shephard, Trustee

TENANT:

POINT.360,
a California corporation

By:	/s/ Alan Steel
Name:	Alan Steel
Its:	CFO

4